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                                                                     Exhibit 5.1

                              October 22, 1999



Software.com, Inc.
525 Anacapa Street
Santa Barbara, CA 93101

    Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Software.com, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about October 22, 1999, in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 10,644,353 shares of your Common Stock, $0.001 par value (the "Shares"), reserved for issuance pursuant to the 1995 Stock Plan, the 1999 Employee Stock Purchase Plan, the Mobility.Net Corporation 1999 Stock Option Plan and the Stock Option Agreements with John L. MacFarlane (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares by the Registrant under the Plans.

    It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/  Wilson Sonsini Goodrich & Rosati